Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SECOND -QUARTER RESULTS

Company Maintains 2014 earnings-per-share guidance

TAMPA, Fla. (July 31, 2014) — TECO Energy, Inc. (NYSE:TE) today reported second-quarter 2014 net income of $58.4 million, or $0.27 per share, compared with $51.4 million, or $0.24 per share, in the second quarter of 2013. Net income from continuing operations was also $58.4 million in the 2014 second quarter, compared with $51.6 million, or $0.24 per share, for the same period in 2013.

Second-quarter non-GAAP results from continuing operations, which exclude $2.7 million of costs associated with the pending acquisition of New Mexico Gas Co. (NMGC), were $61.1 million, or $0.28 on a per-share basis, compared with $53.4 million, or $0.25 on a per share basis in 2013.

Year-to-date net income was $108.5 million, or $0.50 per share, compared with net income of $92.9 million, or $0.43 per share in the 2013 period. Net income from continuing operations was $105.4 million or $0.49 per share, compared with $92.8 million or $0.43 per share in the 2013 period.

The 2014 benefit of $3.1 million reported in discontinued operations was related to the favorable resolution of an indemnification provision associated with the 2012 sale of TECO Guatemala.

Year-to-date non-GAAP results from continuing operations, which exclude $4.8 million of costs associated with the pending acquisition of NMGC, were $110.2 million, or $0.51 on a per-share basis, compared with $94.6 million, or $0.44 on a per-share basis in 2013.

TECO Energy President and Chief Executive Officer John Ramil said, “We continue to deliver strong financial performance this year, as we make significant progress toward closing our New Mexico Gas Co. acquisition. The Tampa and Florida economies continue to grow and, as a result, both Tampa Electric and Peoples Gas are enjoying strong customer growth. Despite the railroad tunnel fire early in the second quarter and weak coal markets, TECO Coal’s lower cost of production essentially offset the lower selling prices to achieve break-even operating results.

“We successfully completed the permanent financing for our purchase of NMGC in very favorable markets this month,” Ramil added. “In June, the hearing examiner recommended approval of our settlement agreement by the New Mexico Public Regulation Commission, and we expect the commission’s final decision soon. We look forward to concluding this process and integrating NMGC into the TECO Energy family.”

More – page 1

Non-GAAP Results

Non-GAAP results in the second quarter and year-to-date periods of 2014 exclude costs associated with the pending acquisition of NMGC.

The table below compares the TECO Energy GAAP net income with the non-GAAP measures used in this release. Non-GAAP results exclude charges and gains contained in the Results Reconciliation table later in this release. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

	Results Comparisons
	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2014	2013	2014	2013	2014	2013
Net income	$58.4	$51.4	$108.5	$92.9	$213.2	$182.0
Discontinued operations	—	(0.2)	3.1	0.1	2.8	(46.6)

Net income from continuing operations	58.4	51.6	105.4	92.8	210.4	228.6
Costs associated with the acquisition of NMGC	2.7	1.8	4.8	1.8	9.2	1.8

Non-GAAP Results from continuing operations	$61.1	$53.4	$110.2	$94.6	$219.6	$230.4

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information

	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2014	2013	2014	2013	2014	2013
Net Income Summary
Tampa Electric	$62.2	$50.6	$107.4	$82.4	$215.9	$192.1
Peoples Gas System	7.5	7.9	22.1	21.7	35.1	35.8
TECO Coal	0.8	0.7	(0.8)	3.7	4.5	31.9
Parent & other	(12.1)	(7.6)	(23.3)	(15.0)	(45.1)	(31.2)

Net income from continuing operations	58.4	51.6	105.4	92.8	210.4	228.6
Discontinued operations	—	(0.2)	3.1	0.1	2.8	(46.6)

Total net income attributable to TECO Energy	$58.4	$51.4	$108.5	$92.9	$213.2	$182.0

All amounts included in the operating company discussions below are after tax, unless otherwise noted.

More – page 2

Tampa Electric

Tampa Electric’s net income for the second quarter of 2014 was $62.2 million, compared with $50.6 million for the same period in 2013. Results for the quarter reflected the benefits of the rate case settlement effective Nov. 1, 2013, a 1.7% higher average number of customers, higher energy sales primarily due to customer growth, and $0.8 million lower earnings on assets recovered through the Environmental Cost Recovery Clause (ECRC) due to a lower current weighted average cost of capital, which includes the lower return on equity (ROE) in the 2013 rate case settlement. Results reflected lower operations and maintenance expenses, partially offset by higher depreciation expense. Second-quarter net income in 2014 included $2.1 million of Allowance for Funds Used During Construction (AFUDC) equity, which represents allowed equity cost capitalized to construction costs, compared with $1.4 million in the 2013 quarter.

Total degree days in Tampa Electric’s service area in the second quarter of 2014 were 4% below normal, and 6% below the 2013 period. Although the total degree day comparisons indicate milder than normal weather, the pattern of periods of warm and dry weather, especially later in the quarter, contributed to higher energy sales. Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing-cycle measurement, increased 0.8% in the second quarter of 2014 compared with the same period in 2013. In the 2014 period, pretax base revenues were almost $17 million higher than in 2013, including approximately $15 million of higher revenue as a result of the 2013 rate case settlement. (The quarterly energy sales shown on the statistical summary that accompanies this earnings release reflect the energy sales based on the timing of billing cycles, which can vary period to period.) Sales to residential customers increased primarily from customer growth. Sales to commercial and non-phosphate industrial customers increased due to the improving economy. Sales to lower-margin industrial-phosphate customers decreased as self-generation by those customers increased.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost-recovery clauses, was $1.6 million lower than in the 2013 quarter, reflecting $1.7 million of higher cost to operate and maintain the generating system and higher employee-related costs more than offset by a $1.2 million benefit from the elimination of the storm damage accrual as a result of the 2013 rate case settlement, almost $1.0 million lower pension expense and lower self-insurance reserves. Depreciation and amortization expense increased $0.5 million in 2014, primarily as a result of normal additions to facilities to reliably serve customers, partially offset by approximately $1.0 million of lower amortization on software due to the change in expected useful life for software in the 2013 rate case settlement.

Year-to-date net income was $107.4 million, compared with $82.4 million in the 2013 period, driven primarily by the benefits from the 2013 rate case settlement, 1.7% higher average number of customers, higher energy sales from customer growth, more favorable weather and a stronger economy and lower operations and maintenance expenses, partially offset by higher depreciation expense, and $1.6 million lower earnings on assets recovered through the ECRC. Year-to-date net income in 2014 included $4.4 million of AFUDC equity, compared with $2.5 million in the 2013 period.

Year-to-date total degree days in Tampa Electric’s service area were 3% below normal, and 2% below the prior year-to-date period. Pretax base revenue was almost $39 million higher than in 2013, including approximately $28 million of higher revenue as a result of the 2013 rate case settlement. In the 2014 year-to-date period, total net energy

More – page 3

for load was 1.5% higher than the same period in 2013. Higher energy sales were driven by the same factors as the quarterly sales, and winter weather that was colder than in 2013.

Operations and maintenance expenses, excluding all FPSC-approved cost-recovery clauses, decreased $1.8 million in the 2014 year-to-date period reflecting the same factors as in the second quarter. Compared to the 2013 year-to-date period, depreciation and amortization expense increased $2.5 million, reflecting additions to facilities to serve customers, partially offset by approximately $2.0 million of lower amortization on software due to the change in expected useful life for software in the 2013 rate case settlement.

Peoples Gas

Peoples Gas System reported net income of $7.5 million for the second quarter, compared with $7.9 million in 2013. Average customer growth was 1.8% in the quarter, and therm sales to residential customers decreased as a result of mild spring weather. Second-quarter results in 2014 reflected slightly higher general non-fuel operations and maintenance expense driven by higher employee-related costs. Depreciation and amortization increased slightly due to normal additions to facilities to serve customers, partially offset by a change in software amortization similar to Tampa Electric’s discussed above. Sales to power-generation customers and off-system sales decreased due to two power generators not operating and new participants in the off-system sales market.

Peoples Gas reported net income of $22.1 million for the year-to-date period, compared with $21.7 million in the same period in 2013. Results reflect a 1.7% higher average number of customers, and higher therm sales to residential and commercial customers due to more-normal winter weather and improving economic conditions. Sales to power generation customers and off-system sales decreased due to the same reasons as in the second quarter. Non-fuel operations and maintenance expense increased $0.6 million compared to the 2013 period, driven by the same factors as in the second quarter partially offset by a first quarter of 2014 recovery of $1.6 million of costs incurred in connection with a 2010 outage incident.

TECO Coal

TECO Coal reported second quarter net income of $0.8 million on sales of 1.5 million tons, compared with net income of $0.7 million on similar sales volumes in the same period in 2013. In 2014, second-quarter results reflect an average net per ton selling price, excluding transportation allowances, of $80, more than $5 lower than in 2013. In the second quarter of 2014, the all-in total per-ton cost of sales was $80, compared with almost $86 in the 2013 period. Second quarter costs include an approximately $0.30 per ton negative impact of incremental transportation costs due to a tunnel fire on the railroad serving the Premier Elkhorn mining complex. These costs are expected to be recovered from the railroad in a future quarter. TECO Coal recorded a $0.7 million income tax benefit in the second quarter of 2014 that included a $0.8 million tax depletion benefit, compared with a $1.0 million tax benefit that included a $0.8 million tax depletion benefit, in the 2013 period.

TECO Coal recorded a 2014 year-to-date loss of $0.8 million on sales of 2.8 million tons, compared with net income of $3.7 million on similar sales volumes in the 2013 period. The 2014 year-to-date average net per-ton selling price was almost $80,

More – page 4

compared with $87 in 2013. The all-in total per-ton cost of sales was $81, compared with almost $87 in 2013. TECO Coal recorded a $2.9 million income tax benefit in 2014, which included a $1.5 million tax depletion benefit, compared with a $1.0 million income tax benefit in the 2013 period.

Parent & other

The cost from continuing operations for Parent & other in the second quarter of 2014 was $12.1 million, compared with a cost of $7.6 million in the same period in 2013. The non-GAAP cost from continuing operations for Parent & other in 2014 was $9.4 million, compared with a cost of $5.8 million in 2013. Non-GAAP costs in 2014 excluded $2.7 million of costs associated with the pending acquisition of NMGC, compared with $1.8 million of NMGC related costs in 2013. Results in 2014 reflect lower results at the smaller unregulated companies reported in Parent & other and less favorable tax adjustments compared to 2013.

The 2014 year-to-date cost from continuing operations was $23.3 million compared, with $15.0 million in the 2013 period. The non-GAAP cost from continuing operations for Parent & other was $18.5 million in 2014, which excluded $4.8 million of NMGC acquisition-related costs, compared with $13.2 million in 2013, which excluded $1.8 million of NMGC acquisition-related costs. Cost drivers in the 2014 year-to-date period were the same as in the second quarter.

Maintaining 2014 Guidance from Continuing Operations with Expected Third Quarter NMGC Closing

TECO Energy expects the Florida regulated utility operations, net of Parent & other, to deliver earnings in a range between $1.00 and $1.05 in 2014, and expects consolidated 2014 earnings from continuing operations, excluding any non-GAAP charges or gains, in a range between $0.95 and $1.05. We now expect that the above 2014 guidance will be unchanged, by the effects of the acquisition-related financing activities and NMGC’s expected seasonally positive financial results for the remainder of 2014, assuming that the NMGC acquisition closes later in the third quarter.

TECO Energy expects earnings in 2014 to be driven by the factors discussed below.

Tampa Electric expects to earn in the middle of its authorized allowed ROE range of 9.25% to 11.25%, driven by approximately $50 million of higher base revenues in 2014 as a result of its September 2013 rate case settlement agreement. Based on year-to-date experience, it now expects slightly higher average customer growth of 1.6% and total retail energy sales growth about 0.5% lower than customer growth due to lower average customer usage. Operations and maintenance expenses are expected to be lower than 2013 actual amounts due to lower employee-related costs, lower storm-damage expense accruals and lower pension expense driven by higher discount rate assumptions, partially offset by increased expenses to operate the system and reliably serve customers. Depreciation expense is expected to be higher due to normal additions to facilities to serve customers.

Peoples Gas expects to continue to earn above the middle of its allowed ROE range of 9.75% to 11.75% from moderate customer growth, in line with the trends experienced in 2013. It also expects to benefit from continued interest from customers utilizing petroleum and other fuel sources to convert to natural gas due to the attractive economics.

More – page 5

The expectations for both Tampa Electric and Peoples Gas assume normal weather for the remainder of 2014.

TECO Coal expects 2014 sales of about 6.0 million tons, reflecting almost 70% specialty coal. Almost 90% of the expected second half sales tons are committed and priced, with the remainder subject to quarterly met coal price adjustments based on Asian benchmark prices. At prices currently being paid for its products, about $80 per ton, TECO Coal expects to be about earnings breakeven for the year, and cash-flow positive. However, the most recent quarterly Asian benchmark price was set at levels below the level at which TECO Coal’s current prices were set. The all-in cost of sales is expected to be in a range between $79 and $83 per ton. The cash cost of sales, which excludes depreciation and allocated interest, is expected to be about $7 per ton below the all-in cost. In 2014, TECO Coal expects to continue to record tax depletion tax benefits.

New Mexico Gas Co. Acquisition

As previously disclosed, TECO Energy must obtain approval for the acquisition from the New Mexico Public Regulation Commission (NMPRC) prior to closing the transaction. On May 14, 2014, TECO Energy reached a settlement agreement with the New Mexico Industrial Energy Consumers, which represents large customers of NMGC, and the New Mexico Attorney General’s office, which represents New Mexico residential and small business customers, with regards to the NMGC acquisition. The NMPRC staff did not oppose the settlement, and on June 30, 2014, the NMPRC hearing examiner issued a certification of stipulation recommending that the NMPRC approve the transaction and related matters. The NMPRC still must decide whether the settlement is in the public interest and whether to approve the acquisition. A decision is expected in the third quarter of 2014.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and that allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the board of directors use non-GAAP measures as a tool for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after eliminating the effects of identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

More – page 6

Results Reconciliation

	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2014	2013	2014	2013	2014	2013
GAAP net income attributable to TECO Energy	$58.4	$51.4	$108.5	$92.9	$213.2	$182.0
Discontinued operations	—	(0.2)	3.1	0.1	2.8	(46.6)

Net income from continuing operations	58.4	51.6	105.4	92.8	210.4	228.6
Add costs associated with the acquisition of NMGC	2.7	1.8	4.8	1.8	9.2	1.8

Non-GAAP results	$61.1	$53.4	$110.2	$94.6	$219.6	$230.4

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a webcast with the investment community to discuss its quarterly results and outlook for the remainder of 2014 at 9:00 a.m. Eastern time today. The webcast will be accessible through a link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Co., is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Tampa Electric serves more than 700,000 customers in West Central Florida, and Peoples Gas serves more than 350,000 customers in most of Florida’s major metropolitan areas and beyond. TECO Energy’s other subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities, including the required approval by the New Mexico Public Regulation Commission for the acquisition of NMGC; the risk that the transaction to acquire NMGC may be delayed, may be consummated on less favorable terms than originally expected, or not be consummated at all; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; costs for alternate fuels used for power generation affecting demand for TECO Coal’s thermal coal production;

More – page 7

operating costs and environmental or safety regulations affecting production levels and margins at TECO Coal; weak demand and market pricing conditions affecting the value of TECO Coal’s facilities and coal reserves; weather variations and customer energy usage patterns affecting sales and operating costs at the utilities and the effect of weather conditions on energy consumption; the effect of extreme weather conditions or hurricanes; general operating conditions; input commodity prices affecting cost at all of the operating companies; natural gas demand at the utilities; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2013, and as updated in subsequent filings with the SEC.

More – page 8

Summary Information (as of June 30, 2014)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(millions except per share amounts)	2014	2013	2014	2013	2014	2013
Revenues	$726.3	$735.9	$1,410.4	$1,397.0	$2,864.7	$2,944.0

Net income from continuing operations	$58.4	$51.6	$105.4	$92.8	$210.4	$228.6
Net income from discontinued operations attributable to TECO Energy	—	(0.2)	3.1	0.1	2.8	(46.6)

Net income attributable to TECO Energy	$58.4	$51.4	$108.5	$92.9	$213.2	$182.0

Earnings per share from continuing operations- basic	$0.27	$0.24	$0.49	$0.43	$0.98	$1.06
Earnings per share from discontinued operations attributable to TECO Energy – basic	—	—	0.01	—	0.01	(0.22)

Total earnings per share attributable to TECO Energy – basic	$0.27	$0.24	$0.50	$0.43	$0.99	$0.84

Total earnings per share – diluted	$0.27	$0.24	$0.50	$0.43	$0.99	$0.84
Average common shares outstanding – basic	215.4	215.0	215.3	214.8	215.2	214.6
Average common shares outstanding – diluted	215.9	215.5	215.8	215.3	215.7	215.2

Contact:	News Media: Cherie Jacobs – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

More – page 9

JUNE 2014

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

More – page 10

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	Jun. 30,		Jun. 30,		Jun. 30,
(millions except share data)	2014	2013	2014	2013	2014	2013
Revenues
Regulated electric and gas	$603.6	$604.0	$1,179.3	$1,143.1	$2,378.8	$2,363.8
Unregulated	122.7	131.9	231.1	253.9	485.9	580.2

Total revenues	726.3	735.9	1,410.4	1,397.0	2,864.7	2,944.0

Expenses
Regulated operations & maintenance
Fuel	169.7	174.5	319.3	314.5	685.0	683.8
Purchased power	19.9	20.5	38.1	35.1	67.7	81.0
Cost of natural gas sold	29.1	40.7	76.2	90.2	128.1	167.9
Other	126.8	129.6	247.4	250.4	521.5	486.1
Operation & maintenance other expense
Mining related costs	103.5	110.2	194.7	205.7	407.9	449.7
Other	4.8	3.4	7.9	4.7	15.7	9.6
Depreciation and amortization	84.2	83.9	169.1	165.9	332.7	333.1
Taxes, other than income	55.1	53.6	111.4	106.9	219.7	216.7

Total expenses	593.1	616.4	1,164.1	1,173.4	2,378.3	2,427.9

Income from operations	133.2	119.5	246.3	223.6	486.4	516.1

Other income (expense)
Allowance for other funds used during construction	2.0	1.4	4.4	2.5	8.2	4.1
Other income	(0.2)	1.6	(0.9)	3.2	(0.5)	9.7
Loss on debt extinguishment	0.0	0.0	0.0	0.0	0.0	(1.2)

Total other income	1.8	3.0	3.5	5.7	7.7	12.6

Interest charges
Interest expense	42.9	43.5	85.4	86.5	169.4	174.8
Allowance for borrowed funds used during construction	(0.7)	(0.8)	(2.1)	(1.4)	(4.3)	(2.4)

Total interest charges	42.2	42.7	83.3	85.1	165.1	172.4

Income before provision for income taxes	92.8	79.8	166.5	144.2	329.0	356.3
Provision for income taxes	34.4	28.2	61.1	51.4	118.6	127.7

Income from continuing operations	58.4	51.6	105.4	92.8	210.4	228.6
Discontinued operations
Income (loss) from discontinued operations	0.0	(0.2)	5.0	0.2	4.6	(29.9)
Provision for income taxes	0.0	0.0	1.9	0.1	1.8	16.6

Total discontinued operations, net	0.0	(0.2)	3.1	0.1	2.8	(46.5)
Less: Income from discontinued operations attributable to noncontrolling interest	0.0	0.0	0.0	0.0	0.0	0.1

Income (loss) from discontinued operations attributable to TECO Energy, net	0.0	(0.2)	3.1	0.1	2.8	(46.6)

Net income attributable to TECO Energy	$58.4	$51.4	$108.5	$92.9	$213.2	$182.0

Average common shares outstanding - basic (millions)	215.4	215.0	215.3	214.8	215.2	214.6
Average common shares outstanding - diluted (millions)	215.9	215.5	215.8	215.3	215.7	215.2

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	$0.27	$0.24	$0.49	$0.43	$0.98	$1.06
Earnings per share from continuing operations — diluted	$0.27	$0.24	$0.49	$0.43	$0.98	$1.06
Earnings per share from discontinued operations — basic	$0.00	$0.00	$0.01	$0.00	$0.01	($0.22)
Earnings per share from discontinued operations — diluted	$0.00	$0.00	$0.01	$0.00	$0.01	($0.22)
Earnings per share attributable to TECO Energy — basic	$0.27	$0.24	$0.50	$0.43	$0.99	$0.84
Earnings per share attributable to TECO Energy — diluted	$0.27	$0.24	$0.50	$0.43	$0.99	$0.84

More – page 11

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Jun. 30,	Dec. 31,
(millions)	2014	2013
Assets
Current assets
Cash and cash equivalents	$167.0	$185.2
Receivables	323.8	287.2
Inventories at average cost
Fuel	137.4	118.7
Materials and supplies	83.4	85.9
Derivative assets	8.2	9.7
Income tax receivables	0.8	1.5
Deferred income taxes	87.7	100.3
Prepayments and other current assets	47.5	34.9
Regulatory assets	33.7	34.3

Total current assets	889.5	857.7

Property, plant and equipment
Utility plant in service
Electric	6,941.7	6,934.0
Gas	1,324.4	1,308.3
Construction work in progress	494.9	386.7
Other property	441.5	448.3

Property plant and equipment at original cost	9,202.5	9,077.3
Accumulated depreciation	(2,878.4)	(2,907.2)

Total property, plant and equipment, net	6,324.1	6,170.1

Other assets
Regulatory assets	283.9	293.1
Derivative assets	0.5	0.3
Deferred charges and other assets	122.8	126.8

Total other assets	407.2	420.2

Total assets	$7,620.8	$7,448.0

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$274.5	$83.3
Notes payable	0.0	84.0
Accounts payable	$232.3	$261.7
Other current liabilities	18.4	19.5
Customer deposits	167.5	164.5
Derivative liabilities	0.2	0.1
Interest accrued	34.4	31.9
Taxes accrued	68.2	34.6
Regulatory liabilities	65.7	85.8

Total current liabilities	861.2	765.4

Other liabilities
Deferred income taxes	497.4	444.0
Investment tax credits	9.2	9.4
Regulatory liabilities	621.4	631.4
Derivative liabilities	0.1	0.2
Deferred credits and other liabilities	422.0	426.1
Long-term debt, less amount due within one year
Recourse	2,863.1	2,837.8

Total other liabilities	4,413.2	4,348.9

Total liabilities	5,274.4	5,114.3
Capital
Common equity	217.8	217.3
Additional paid in capital	1,587.8	1,581.3
Retained earnings	560.9	548.3
Accumulated other comprehensive (loss)	(20.1)	(13.2)

Total capital	2,346.4	2,333.7

Total liabilities and capital	$7,620.8	$7,448.0

Book Value Per Share	$10.77	$10.74

More – page 12

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	Jun. 30,		Jun. 30,		Jun. 30,
(millions)	2014	2013	2014	2013	2014	2013
Cash flows from operating activities
Net income attributable to TECO Energy	$58.4	$51.4	$108.5	$92.9	$213.2	$182.0

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	84.2	83.9	169.1	165.9	332.7	336.5
Deferred income taxes	33.1	28.7	62.0	52.1	120.4	125.6
Investment tax credits	(0.1)	(0.1)	(0.2)	(0.2)	(0.3)	(0.3)
Allowance for other funds used during construction	(2.0)	(1.4)	(4.4)	(2.5)	(8.2)	(4.1)
Non-cash stock compensation	3.4	3.3	7.1	6.9	13.7	13.6
Loss (gain) on sales of business / assets, pretax	0.0	0.0	(0.1)	(0.2)	(1.5)	18.3
Deferred recovery clause	(17.0)	(10.4)	(14.4)	(5.9)	(14.6)	17.2
Asset impairment, pretax	0.0	0.0	0.0	0.0	0.0	(1.9)
Receivables, less allowance for uncollectibles	(54.7)	(51.5)	(36.6)	(38.5)	(2.7)	2.0
Inventories	(16.6)	1.7	(16.2)	(19.7)	4.6	8.7
Prepayments and other current assets	(1.9)	(4.9)	(2.1)	(4.3)	0.0	5.3
Taxes accrued	18.8	12.3	34.3	28.1	7.5	9.0
Interest accrued	(20.4)	(20.1)	2.5	2.0	(0.8)	(7.5)
Accounts payable	(10.8)	38.0	(36.0)	13.0	(13.0)	38.6
Other	(0.3)	(1.0)	(12.5)	(1.8)	(19.1)	(3.8)

	74.1	129.9	261.0	287.8	631.9	739.2

Cash flows from investing activities
Capital expenditures	(184.0)	(146.6)	(320.3)	(249.6)	(603.1)	(513.8)
Allowance for other funds used during construction	2.0	1.4	4.4	2.5	8.2	4.1
Net proceeds from sale of business / assets	0.1	0.0	0.3	0.3	4.2	194.7
Restricted cash	0.0	0.0	0.0	0.0	0.0	8.9

	(181.9)	(145.2)	(315.6)	(246.8)	(590.7)	(306.1)

Cash flows from financing activities
Dividends	(47.9)	(47.8)	(95.9)	(95.6)	(191.5)	(190.9)
Proceeds from sale of common stock	1.4	3.5	3.0	7.4	2.3	8.1
Proceeds from long-term debt	296.6	0.0	296.6	0.0	296.6	247.8
Repayment of long-term debt / Purchase in lieu of redemption	(83.3)	0.0	(83.3)	0.0	(134.9)	(440.3)
Net decrease in short-term debt	(29.0)	0.0	(84.0)	0.0	0.0	(20.0)
Restricted cash	0.0	0.0	0.0	0.0	0.0	(1.9)

	137.8	(44.3)	36.4	(88.2)	(27.5)	(397.2)

Net increase (decrease) in cash and cash equivalents	30.0	(59.6)	(18.2)	(47.2)	13.7	35.9
Cash and cash equivalents at beginning of period	137.0	212.9	185.2	200.5	153.3	117.4

Cash and cash equivalents at end of period	$167.0	$153.3	$167.0	$153.3	$167.0	$153.3

More – page 13

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

		Tampa	Peoples	TECO	TECO	Other &	TECO
(millions)		Electric	Gas	Coal	Guatemala	Eliminations	Energy
Three months ended Jun. 30,
2014	Revenues - outsiders	$512.5	$90.7	$120.6	$—	$2.5	$726.3
	Sales to affiliates	0.2	0.4	—	—	(0.6)	—

	Total revenues	512.7	91.1	120.6	—	1.9	726.3
	Depreciation and amortization	61.7	13.4	8.7	—	0.4	84.2
	Total interest charges (2)	23.3	3.4	1.5	—	14.0	42.2
	Allocated interest expense (2)	—	—	1.5	—	(1.5)	—
	Provision (Benefit) for income taxes	37.1	4.8	(0.7)	—	(6.8)	34.4
	Income from continuing operations	62.2	7.5	0.8	—	(12.1)	58.4
	Net income (loss) (1)	$62.2	$7.5	$0.8	$—	$(12.1)	$58.4

2013	Revenues - outsiders	$502.6	$101.3	$128.4	$—	$3.6	$735.9
	Sales to affiliates	0.3	0.5	—	—	(0.8)	—

	Total revenues	502.9	101.8	128.4	—	2.8	735.9
	Depreciation and amortization	60.8	13.2	9.5	—	0.4	83.9
	Total interest charges (2)	23.3	3.3	1.7	—	14.4	42.7
	Allocated interest expense (2)	—	—	1.7	—	(1.7)	—
	Provision (Benefit) for income taxes	31.5	5.0	(0.9)	—	(7.4)	28.2
	Income from continuing operations	50.6	7.9	0.7	—	(7.6)	51.6
	Discontinued operations, net of tax	—	—	—	—	(0.2)	(0.2)
	Net income (loss) (1)	$50.6	$7.9	$0.7	$—	$(7.8)	$51.4

Six months ended Jun. 30,
2014	Revenues - outsiders	$965.4	$213.1	$226.7	$—	$5.2	$1,410.4
	Sales to affiliates	0.5	0.6	—	—	(1.1)	—

	Total revenues	965.9	213.7	226.7	—	4.1	1,410.4
	Depreciation and amortization	123.8	26.7	17.7	—	0.9	169.1
	Total interest charges (2)	45.3	6.8	3.0	—	28.2	83.3
	Allocated interest expense (2)	—	—	3.0	—	(3.0)	—
	Provision (Benefit) for income taxes	63.7	14.0	(2.9)	—	(13.7)	61.1
	Income from continuing operations	107.4	22.1	(0.8)	—	(23.3)	105.4
	Discontinued operations, net of tax	—	—	—	—	3.1	3.1
	Net income (loss) (1)	$107.4	$22.1	$(0.8)	$—	$(20.2)	$108.5

2013	Revenues - outsiders	$920.4	$223.2	$246.3	$—	$7.1	$1,397.0
	Sales to affiliates	0.5	0.5	—	—	(1.0)	—

	Total revenues	920.9	223.7	246.3	—	6.1	1,397.0
	Depreciation and amortization	119.8	26.2	19.2	—	0.7	165.9
	Total interest charges (2)	46.7	6.7	3.4	—	28.3	85.1
	Allocated interest expense (2)	—	—	3.3	—	(3.3)	—
	Provision (Benefit) for income taxes	51.3	13.7	(1.0)	—	(12.6)	51.4
	Income from continuing operations	82.4	21.7	3.7	—	(15.0)	92.8
	Discontinued operations, net of tax	—	—	—	—	0.1	0.1
	Net income (loss) (1)	$82.4	$21.7	$3.7	$—	$(14.9)	$92.9

Twelve months ended Jun. 30,
2014	Revenues - outsiders	$1,994.5	$382.6	$476.6	$—	$11.0	$2,864.7
	Sales to affiliates	1.0	0.9	—	—	(1.9)	—

	Total revenues	1,995.5	383.5	476.6	—	9.1	2,864.7
	Depreciation and amortization	242.9	52.0	36.2	—	1.6	332.7
	Total interest charges (2)	90.4	13.6	5.2	—	55.9	165.1
	Allocated interest expense (2)	—	—	6.1	—	(6.1)	—
	Provision (Benefit) for income taxes	129.4	22.2	(5.6)	—	(27.4)	118.6
	Income from continuing operations	215.9	35.1	4.5	—	(45.1)	210.4
	Discontinued operations, net of tax	—	—	—	—	2.8	2.8
	Net income (loss) (1)	$215.9	$35.1	$4.5	$—	$(42.3)	$213.2

2013	Revenues - outsiders	$1,948.2	$416.1	$567.1	$—	$12.6	$2,944.0
	Sales to affiliates	0.6	1.5	—	—	(2.1)	—

	Total revenues	1,948.8	417.6	567.1	—	10.5	2,944.0
	Depreciation and amortization	240.4	51.8	39.4	—	1.5	333.1
	Total interest charges (2)	97.0	13.8	6.9	—	54.7	172.4
	Allocated interest expense (2)	—	—	6.6	—	(6.6)	—
	Provision (Benefit) for income taxes	120.7	22.6	7.5	—	(23.1)	127.7
	Income from continuing operations	192.1	35.8	31.9	—	(31.2)	228.6
	Discontinued operations attributable to TECO Energy, net of tax	—	—	—	(43.3)	(3.3)	(46.6)
	Net income (loss) attributable to TECO Energy (1)	$192.1	$35.8	$31.9	$(43.3)	$(34.5)	$182.0

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 6.00% for July 2012 through June 2014.

More – page 14

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended Jun. 30,	2014	2013	Percent Change	2014	2013	Percent Change
Residential	$243,437	$226,204	7.6	2,089,150	2,061,892	1.3
Commercial	150,180	143,503	4.7	1,529,248	1,501,036	1.9
Industrial — Phosphate	16,533	18,898	(12.5)	203,513	235,074	(13.4)
Industrial — Other	26,636	25,459	4.6	297,404	287,504	3.4
Other sales of electricity	45,598	44,365	2.8	459,098	460,238	(0.2)

	482,384	458,429	5.2	4,578,413	4,545,744	0.7
Deferred and other revenues	15,213	26,020	(41.5)	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	1,166	3,548	(67.1)	26,282	88,536	(70.3)
Other operating revenue	14,018	14,919	(6.0)	—	—	—
SO2 Allowance Sales	1	1	—	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$512,782	$502,917	2.0	4,604,695	4,634,280	(0.6)

Average customers	705,312	693,785	1.7	—	—	—

Retail Net Energy For Load				5,068,794	5,028,964	0.8

Total Degree Days				1,149	1,220	(5.8)

	Operating Revenues*			Sales — Kilowatt-hours*
Six Months Ended Jun. 30,	2014	2013	Percent Change	2014	2013	Percent Change
Residential	$456,979	$415,826	9.9	3,912,055	3,787,146	3.3
Commercial	285,029	274,160	4.0	2,880,126	2,854,285	0.9
Industrial — Phosphate	33,263	36,698	(9.4)	411,785	457,103	(9.9)
Industrial — Other	50,950	48,789	4.4	565,315	550,390	2.7
Other sales of electricity	88,105	85,730	2.8	880,899	880,786	0.0

	914,326	861,203	6.2	8,650,180	8,529,710	1.4
Deferred and other revenues	13,243	23,188	(42.9)	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	8,136	4,884	66.6	132,706	129,319	2.6
Other operating revenue	30,237	31,627	(4.4)	—	—	—
SO2 Allowance Sales	1	1	0.0	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$965,943	$920,903	4.9	8,782,886	8,659,029	1.4

Average customers	703,816	691,986	1.7	—	—	—

Retail Net Energy For Load				9,254,002	9,116,949	1.5

Total Degree Days				1,719	1,753	(1.9)

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended Jun. 30,	2014	2013	Percent Change	2014	2013	Percent Change
Residential	$977,986	$928,829	5.3	8,594,476	8,277,688	3.8
Commercial	592,074	589,743	0.4	6,115,560	6,057,447	1.0
Industrial — Phosphate	68,460	75,200	(9.0)	850,045	921,702	(7.8)
Industrial — Other	102,500	99,612	2.9	1,146,375	1,095,618	4.6
Other sales of electricity	179,760	181,105	(0.7)	1,831,676	1,833,316	(0.1)

	1,920,780	1,874,489	2.5	18,538,132	18,185,771	1.9
Deferred and other revenues	2,180	(3,939)	155.3	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	11,744	14,438	(18.7)	225,652	278,873	(19.1)
Other operating revenue	60,829	63,905	(4.8)	—	—	—
SO2 Allowance Sales	—	1	(100.0)	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$1,995,533	$1,948,894	2.4	18,763,784	18,464,644	1.6

Average customers	700,650	689,021	1.7	—	—	—

Retail Net Energy For Load				19,314,895	19,046,430	1.4

Total Degree Days				4,126	4,049	1.9

*	in thousands

More – page 15

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
			Percent			Percent
Three Months Ended Jun. 30,	2014	2013	Change	2014	2013	Change
By Customer Segment:
Residential	$30,667	$29,639	3.5	15,292	16,314	(6.3)
Commercial	33,393	32,961	1.3	110,931	107,327	3.4
Industrial	3,283	3,033	8.2	64,819	68,465	(5.3)
Off System Sales	9,379	20,403	(54.0)	18,522	46,657	(60.3)
Power generation	1,666	2,537	(34.3)	148,694	180,362	(17.6)
Other revenues	10,569	10,718	(1.4)	—	—	—

	$88,957	$99,291	(10.4)	358,258	419,125	(14.5)

By Sales Type:
System supply	$50,017	$60,362	(17.1)	40,651	70,504	(42.3)
Transportation	28,371	28,211	0.6	317,607	348,621	(8.9)
Other revenues	10,569	10,718	(1.4)	—	—	—

	$88,957	$99,291	(10.4)	358,258	419,125	(14.5)

Average customers	353,876	347,753	1.8	—	—	—

	Operating Revenues*			Therms*
			Percent			Percent
Six Months Ended Jun. 30,	2014	2013	Change	2014	2013	Change
By Customer Segment:
Residential	$80,411	$71,900	11.8	48,561	45,824	6.0
Commercial	74,257	72,205	2.8	241,883	232,110	4.2
Industrial	6,918	6,635	4.3	136,803	139,720	(2.1)
Off System Sales	17,829	38,698	(53.9)	33,899	97,127	(65.1)
Power generation	3,568	5,595	(36.2)	304,345	385,351	(21.0)
Other revenues	26,555	23,168	14.6	—	—	—

	$209,538	$218,201	(4.0)	765,491	900,132	(15.0)

By Sales Type:
System supply	$121,666	$134,431	(9.5)	98,097	160,405	(38.8)
Transportation	61,317	60,602	1.2	667,394	739,727	(9.8)
Other revenues	26,555	23,168	14.6	—	—	—

	$209,538	$218,201	(4.0)	765,491	900,132	(15.0)

Average customers	352,894	347,099	1.7	—	—	—

	Operating Revenues*			Therms*
			Percent			Percent
Twelve Months Ended Jun. 30,	2014	2013	Change	2014	2013	Change
By Customer Segment:
Residential	$136,658	$128,363	6.5	77,107	75,602	2.0
Commercial	135,492	135,631	(0.1)	447,923	434,724	3.0
Industrial	13,715	12,363	10.9	269,093	263,737	2.0
Off System Sales	35,791	80,254	(55.4)	79,840	210,823	(62.1)
Power generation	7,858	11,282	(30.3)	663,354	815,397	(18.6)
Other revenues	45,554	39,973	14.0	—	—	—

	$375,068	$407,866	(8.0)	1,537,317	1,800,283	(14.6)

By Sales Type:
System supply	$214,043	$254,867	(16.0)	187,174	322,777	(42.0)
Transportation	115,471	113,026	2.2	1,350,143	1,477,506	(8.6)
Other revenues	45,554	39,973	14.0	—	—	—

	$375,068	$407,866	(8.0)	1,537,317	1,800,283	(14.6)

Average customers	350,264	345,170	1.5	—	—	—

*	in thousands

More – page 16